Exhibit 10.14

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 3rd day of September, 2014, by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“Landlord”), and SHOTSPOTTER, INC., a Delaware corporation, d/b/a SST, INC. (“Tenant”).

RECITALS

A.                                    WHEREAS, Landlord and Tenant entered into that certain Lease dated as of August 14, 2012 (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building known as Building No. 6 at 7979 Gateway Boulevard in Newark, California (the “Building”);

B.                                    WHEREAS, Landlord and Tenant desire to extend the Term and set the Base Rent for the First Extension Term (as defined below); and

C.                                    WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                                      Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”

2.                                      First Extension Term. The Term of the Lease is hereby extended for twenty-four (24) months and, therefore, the “Term Expiration Date” is hereby amended to mean October 31, 2017.  The period commencing on November 1, 2015 and ending on the new Term Expiration Date shall be referred to herein as the “First Extension Term.”  The term “Term,” as used in the Lease, shall refer to the Term as extended by the First Extension Term (and as may be further extended pursuant to Article 6 of this Amendment).

3.                                      Base Rent. Monthly and annual installments of Base Rent for the Premises during the First Extension Term shall be as set forth in the chart below.

BioMed Realty form dated 2/26/14

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
November 1, 2015 – October 31, 2016	12,020	$1.65 monthly	$19,833	$237,996
November 1, 2016 – October 31, 2017	12,020	$1.70 monthly	$20,434	$245,208

4.                                      Additional Rent.  During the First Extension Term, Tenant shall continue to pay (a) Tenant’s Share of Operating Expenses, (b) the Property Management Fee and (c) any other amounts set forth in the Lease.

5.                                      Condition of Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the First Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the First Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.

6.                                      Option to Extend Term.  Tenant shall have the option (“Option”) to extend the Term by two (2) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions.  Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:

6.1.                            Base Rent at the commencement of the Option term shall equal the greater of (a) one hundred three percent (103%) of the then-current Base Rent and (b) the then-current fair market value for comparable office and laboratory space in the Alameda County submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%).  Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term.  Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV.  If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV.  If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (v) the size of the Premises, (w) the length of the Option term, (x) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (y) Tenant’s creditworthiness and (z) the quality and location of the Building and the Project.  In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows:  a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Alameda County laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”).  The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Alameda County submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto.  Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV.  The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence.  The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV.  The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant.  The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term.  If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term.  After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying the amount of Base Rent to be paid during the Option term.  Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

6.2.                            The Option is not assignable separate and apart from the Lease.

6.3.                            The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least nine (9) months prior to the end of the expiration of the then-current Term.  Time shall be of the essence as to Tenant’s exercise of the Option.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option.  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

6.4.                            Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a)                                 During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b)                                 At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Section 6.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c)                                  In the event that Tenant has defaulted in the performance of its obligations under the Lease two (2) or more times and a service or late charge has become payable under Section 31.1 of the Lease for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

6.5.                            The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 6.4.

6.6.                            All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease two (2) or more times and a service or late charge under Section 31.1 of the Lease has become payable for any such default, whether or not Tenant has cured such defaults.

7.                                      Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Colliers Parrish International, Inc. (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.  Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

8.                                      No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

9.                                      Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

SST, Inc.

7979 Gateway Boulevard, Suite 210

Newark, California, 94560

Attn: Sonya Strickler

10.                               Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

11.                               Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

12.                               Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

13.                               Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

14.                               Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-PACIFIC RESEARCH CENTER LP,
a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

SHOTSPOTTER, INC.,
a Delaware corporation, d/b/a SST, INC.

By:	/s/ Sonya Strickler
Name:	Sonya Strickler
Title:	VP Finance & Controller